EXHIBIT 4.2

AMENDED AND RESTATED

1999 LONG-TERM INCENTIVE PLAN
OF
ZAP.COM CORPORATION

      1. Objective. The objective of the 1999 Long-Term Incentive Plan (the “Plan”) of ZAP.COM Corporation, a Nevada corporation (“ZAP.COM” or the “Company”), is to advance the interests of ZAP.COM and its stockholders by providing a means to attract and retain officers and other key employees to ZAP.COM and its Subsidiaries (hereinafter defined) and to reward the performance of officers, other employees, consultants and directors for fulfilling their responsibilities for long-range achievements. These objectives are to be accomplished by making awards under the Plan to Participants (as hereinafter defined) that provide them with a proprietary interest in the growth and performance of ZAP.COM and its Subsidiaries.

      2. Definitions. As used herein, the terms set forth below shall have the meanings ascribed thereto below:

“Affiliate” means an affiliate of ZAP.COM as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Award” means the grant of any form of stock option, stock appreciation right, stock award, cash award or other rights or interests, whether granted singly, in combination or in tandem, by ZAP.COM to a Participant under this Plan.

“Award Agreement” means any written agreement, contract, notice or other instrument or document evidencing an Award.

“Board” means the Board of Directors of ZAP.COM.

“Change of Control” means the occurrence of any one of the following events:

(a) any person or entity other than Zapata or any affiliate of Zapata (including Malcolm Glazer or any entity controlled by him) is or becomes the beneficial owner (as defined in Section 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or any of its affiliates (as defined in SEC Rule 12b-2)) representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities;

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of this Plan (the “Effective Date”), constitute the Company’s Board of Directors (the “Board”) and any new Director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the Directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person, directly or indirectly, acquired thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates); or

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include regulations thereunder and successor provisions and regulations thereto.

“Committee” means the Board until a committee is appointed by the Board to administer the Plan, in which case, the composition of the committee shall at all times satisfy the provisions of Section 162(m) of the Code.

“Common Stock” means the common stock, par value $.001 per share, of ZAP.COM.

“Director” means an individual serving as a member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include rules thereunder and successor provisions and rules thereto.

“Fair Market Value” means, with respect to Common Stock, Awards or other property, as of a particular date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which such shares are so listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if the Common Stock is not so listed, but is quoted in the Nasdaq National Market System, the closing sales price per share of Common Stock on the Nasdaq National Market System on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (iii) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by Nasdaq, or, if not reported by Nasdaq, by the National Quotation Bureau, Inc., and (iv) if such date is on a date prior to the date on which shares of Common Stock are distributed by Zapata to its stockholders pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission, the price determined by the Board in good faith to be the fair market value.

“Incentive Stock Option” or “ISO” means an option that is intended to be and is designated as an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision.

“Initial Public Offering” means the consummation of the distribution of shares of Common Stock made by Zapata to the holders of common stock of Zapata, as more fully described in the preliminary prospectus contained within the Amendment No. 3 to the Registration Statement, filed by ZAP.COM with the Securities and Exchange Commission on or about September 29, 1999, as such Registration Statement may thereafter be amended from time to time.

“Participant” means any eligible person described in Section 3 of the Plan to whom an Award has been made under this Plan and his or her successors, heirs, executors and administrators, as the case may be.

“Pricing Date” means the date on which an Award consisting of an option or stock appreciation right is granted, except that the Committee may provide that (i) the Pricing Date is the date on which the recipient is hired or promoted (or similar event), if the grant of the option or stock appreciation right occurs not more than 90 days after the date of such hiring, promotion or other event, and (ii) if an Award consisting of an option or stock appreciation right is granted in tandem with or in substitution for an outstanding option or stock appreciation right, the Pricing Date is the date of grant of such outstanding option or stock appreciation right.

“Subsidiary” means any corporation of which ZAP.COM directly or indirectly owns shares representing more than 50% of the voting power of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation.

“Zapata” means Zapata Corporation, a Nevada corporation, which prior to the Effective Date owned all of the Company’s outstanding capital stock.

      3. Eligibility. Executive officers and other employees of ZAP.COM, its parent or any of its Subsidiaries, including any officer or member of the Board who is also such an employee, and persons who provide consulting or other services to ZAP.COM deemed by the Board to be of substantial value to ZAP.COM, and non-employee Directors are eligible to be granted Awards under the Plan. In addition, persons who have been offered employment by ZAP.COM or its Subsidiaries, and persons employed by an entity that the Board reasonably expects to become a Subsidiary of ZAP.COM, are eligible to be granted an Award under the Plan.

      4. Stock Subject to the Plan.

      (a) The total amount of Common Stock that may be subject to outstanding Awards shall not exceed three million (3,000,000) shares of Common Stock. Notwithstanding the foregoing, not more than an aggregate of 100,000 shares of Common Stock shall be available for Awards for stock options that qualify as Incentive Stock Options.

      (b) If an Award valued by reference to Common Stock may only be settled in cash, the number of shares to which such Award relates shall be deemed to be Common Stock subject to such Award for purposes of this Section 4. Any shares of Common Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares acquired in the market for a Participant’s account.

      (c) Except as provided in an Award Agreement, in the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, stock or other property), recapitalization, Common Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of Awards under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Common Stock or other property (including cash) that may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Common Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price or purchase price relating to any Award; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424(h) of the Code, (iv) any performance goals and (v) the individual limitations applicable to Awards.

      5. Administration. This Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines and taking such actions as necessary for carrying out this Plan as it may deem necessary or proper. Unless otherwise provided in an Award Agreement with respect to a particular award, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant holding such Award or (ii) consented to by such Participant, (but only to the extent such change does not cause the Plan to fail to meet the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code). The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. References in this Plan to “permitted by the Committee” and words of similar import refer to authorization contained in the original Award Agreement or an amendment thereto or to other action by the Committee, whether of general or limited applicability or in connection with a particular exercise, Award payment or other event. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

      Each member of the Committee shall be entitled, in good faith, to rely or act upon any report or other information furnished to him by any officer or other employee of ZAP.COM or any Subsidiary, ZAP.COM’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by ZAP.COM or the Committee to assist in the administration of the Plan. No member of the Committee nor officer or employee of ZAP.COM to whom it has delegated authority in accordance with the provisions of Section 6 of this Plan, shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of ZAP.COM in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute. ZAP.COM shall indemnify (to the extent permitted under Nevada law) and hold harmless each member of the Committee and each other director or employee of ZAP.COM to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any amount paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee without good faith or the reasonable belief that it was in the best interests of ZAP.COM.

      6. Delegation of Authority. The Committee may delegate to the Chief Executive Officer and to other senior officers of ZAP.COM its duties under this Plan pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who are subject to Section 16 of the Exchange Act.

      7. Awards. The Committee shall select persons to whom Awards may be granted, determine the type or types of Awards to be made to each Participant under this Plan, determine the number of Awards to be granted and the number of shares of Common Stock to which an Award will relate and determine all other terms, conditions, restrictions and conditions, including achievement of specific business objectives, increases in specified indices, attaining specified growth rates and other comparable measurements of performance goals, if any. Each Award made hereunder shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee, in its sole discretion and consistent with the provisions hereof, and shall be signed by the Participant and by the Chief Executive Officer, the President or any Vice President of ZAP.COM for and on behalf of ZAP.COM. Award Agreements and the forms contained therein need not be identical for each Participant. By accepting an Award, a Participant thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement. Awards may consist of those listed in this Section 7. Awards may be made in combination or in tandem with, in replacement of, or as alternatives to, Awards under this Plan or any other employee plan of ZAP.COM or any of its Subsidiaries, including any incentive or similar plan of any acquired entity, or reload options automatically granted to offset specified exercises of options, but only if such Award, in replacement of, or as alternatives to grants or rights under this Plan (a) would not constitute an acceleration of deferred compensation for purposes of Section 409A(a)(3) of the Code, and (b) meets the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code. The Committee shall determine the time or times at which an option may be exercised, in whole or in part, the method by which the exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Common Stock or other Awards or awards granted under other ZAP.COM plans or other property

(including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by which Common Stock will be delivered or be deemed to be delivered to Participants. An Award may provide for the granting or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award, but only if such additional, replacement or alternative Awards (a) would not constitute an acceleration of deferred compensation for purposes of Section 409A(a)(3) of the Code, and (b) meets the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code. An Award may provide that to the extent that the acceleration of vesting or any payment made to a Participant under this Plan in the event of a Change of Control of ZAP.COM is subject to federal income, excise, or other tax at a rate above the rate ordinarily applicable to like payments paid in the ordinary course of business (“Penalty Tax”), whether as a result of the provisions of Sections 28OG and 4999 of the Code, any similar or analogous provisions of any statute adopted subsequent to the date hereof, or otherwise, then ZAP.COM shall be obligated to pay such Participant an additional amount of cash (the “Additional Amount”) such that the net amount received by such Participant, after paying any applicable Penalty Tax and any federal or state income tax on such Additional Amount, shall be equal to the amount that such Participant would have received if such Penalty Tax were not applicable. Notwithstanding the foregoing, if an event that constitutes a change in control does not constitute a “change in control” under Section 409A of the Code (or the regulations promulgated thereunder), no payments with respect to the Award shall be made under this paragraph until such payments would not constitute an impermissible acceleration under Section 409A of the Code.

      (a) Stock Option. An Award may consist of an option to purchase a specified number of shares of Common Stock at a specified exercise price that is not less than the greater of (i) the Fair Market Value of the Common Stock on the Pricing Date and (ii) the par value of the Common Stock. The number of shares and exercise price shall be specified by the Committee. A stock option may be in the form of an ISO which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, shall comply with the requirement that no ISO shall be granted with an exercise price less than 100% (110% for an individual described in Section 422(b)(6) of the Code) of the Fair Market Value of a share of Common Stock on the date of the grant and granted no more than ten (10) years after the effective date of the Plan. Anything in the plan to the contrary notwithstanding, no term of the Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to qualify either the Plan or any ISO under Section 422 of the Code unless so requested by the affected Participant. Each option shall be clearly identified in the applicable Award Agreement as either an ISO or a non-qualified option.

      (b) Stock Appreciation Right. An Award may consist of a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the stock appreciation right (“SAR”) is exercised over a specified strike price determined by the Committee that shall be set forth in the applicable Award Agreement. The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Common Stock will be delivered or be deemed to be delivered to Participants, whether or not the SAR will be in tandem with any other Award and any other terms and conditions of any SAR.

      (c) Stock Award. An Award may consist of Common Stock or may be denominated in units of Common Stock. All or part of any Award may be subject to restrictions on transfer and other restrictions and conditions established by the Committee and set forth in the Award Agreement, which may include, but is not limited to, continuous service with ZAP.COM and/or its Subsidiaries. Such Awards may be based on Fair Market Value or other valuations determined by the Committee. The certificates evidencing shares of Common Stock issued in connection with an Award shall contain appropriate legends and restrictions describing the terms and conditions applicable thereto, ZAP.COM may retain physical possession of the certificates and the Participant shall have delivered a stock power to ZAP.COM, endorsed in blank, relating to the Common Stock. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Award, a Participant granted an Award shall have all of the rights of a stockholder, including, without limitation, the right to vote Common Stock issued as an Award or the right to receive dividends thereon.

      (d) Cash Award. An Award may be denominated in cash with the amount of the eventual payment subject to future service and such other restrictions and conditions as may be established by the Committee, and set forth in the Award Agreement, including, but not limited to, continuous service with ZAP.COM and its Subsidiaries.

      (e) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock and factors that may influence the value of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, Awards with value and payment contingent upon performance of ZAP.COM or any other factors designated by the Committee and Awards valued by reference to the book value of Common Stock or the value of securities of or the performance of specified Subsidiaries (“Other Stock Based Awards”). The Committee shall determine the terms and conditions of such Awards. Stock issued pursuant to an Award in the nature of a purchase right granted under this Section 7(e) shall be purchased for such consideration, paid for at such times, by such methods and in such forms, including, without limitation, cash, Common Stock, other Awards or other property, as the Committee shall determine.

      (f) Loan Provisions. With consent of the Committee, and subject at all times to, and only to the extent, if any, permitted under and in accordance with, laws and regulations and other binding obligations or provisions applicable to ZAP.COM, ZAP.COM may make, guarantee or arrange for a loan or loans to a Participant with respect to the exercise of any option or other payment in connection with any Award, including the payment by a Participant of any or all federal, state or local income or other taxes due in connection with any Award. Subject to such limitations, the Committee shall have full authority to decide whether to make a loan or loans hereunder and to determine the amount, terms and provisions of any such loan or loans, including the interest rate to be charged in respect of any such loan or loans, whether the loan or loans are to be paid with or without recourse against the borrower, the terms on which the loan is to be repaid and conditions, if any, under which the loan or loans may be forgiven.

      (g) Performance-Based Awards. The Committee may, in its discretion, designate any Award the exercisability or settlement of which is subject to the achievement of performance conditions as a performance-based Award subject to this Section 7(g), in order to qualify such Award as “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. The performance objectives for an Award subject to this Section 7(g) shall consist of one or more business criteria, as specified by the Committee, but subject to this Section 7(g). Performance objectives shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code. The levels of performance required with respect to such business criteria may be expressed in absolute or relative levels. Achievement of performance objectives with respect to such Awards shall be measured over a period of not less than one (1) year nor more than five (5) years, as the Committee may specify. Performance objectives may differ for such Awards to different Participants. The Committee shall specify the weighting to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. The Committee may, in its discretion, reduce the amount of a payout otherwise to be made in connection with an Award subject to this Section 7(g), but may not exercise discretion to increase such amount, and the Committee may consider other performance criteria in exercising such discretion. All determinations by the Committee as to the achievement of performance objectives shall be in writing. The Committee may not delegate any responsibility with respect to an Award subject to this Section 7(g).

      (h) Acceleration Upon a Change of Control. Notwithstanding anything contained herein to the contrary, all conditions and/or restrictions relating to the continued performance of services and/or the achievement of performance objectives with respect to the exercisability or full enjoyment of an Award shall immediately lapse upon a Change in Control, provided, however, that such lapse shall not occur if (i) it is intended that the transaction constituting such Change in Control be accounted for as a pooling of interests under Accounting Principles Board Option No. 16 (or any successor thereto), and operation of this Section 7(h) would otherwise violate Paragraph 47(c) thereof, or (ii) the Committee, in its discretion, determines that such lapse shall not occur, provided, further, that the Committee shall not have the discretion granted in clause (ii) if it is intended that the transaction constituting such Change in Control be accounted for as a pooling of interests under Accounting Principles Board No. 16 (or any successor thereto), and such discretion would otherwise violate Paragraph 47(c) thereof.

      8. Payment of Awards.

      (a) General. Payment required to be made by ZAP.COM pursuant to Awards may be made in the form of cash or Common Stock or combinations thereof and may include such restrictions as the Committee shall determine, including in the case of Common Stock, restrictions on transfer and forfeiture provisions.

      (b) Deferral. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee. A Participant must elect by written notice to the Company, which notice must be made before the later of (i) the close of the tax year preceding the year in which the Award is granted or (ii) 30 days of first becoming eligible to participate in the Plan (or, if earlier, the last day of the tax year in which the participant first becomes eligible to participate in the Plan) and on or prior to the date the Award is granted, to defer the receipt of all or a portion of the payment of an Award; provided that the Committee may impose such additional restrictions with respect to the time at which a participant may elect to defer receipt of Common Stock subject to the deferral election. Any election after the period described above (“subsequent election”) cannot be effective for at least twelve (12) months after the date of such subsequent election. Further, the payment date elected pursuant to the subsequent election must not occur earlier than the date which is at least five (5) years from the date that the original payment would have been made. Finally, the subsequent election cannot be made less than twelve (12) months prior to the date of the first scheduled payment. Any deferred payment, whether elected by the Participant or specified by the Award Agreement or by the Committee, may be forfeited if and to the extent that the Award Agreement so provides.

      (c) Dividends and Interest. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in Common Stock or units of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. Dividend equivalent rights may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that dividend equivalent rights shall be paid or distributed when accrued or shall be deemed to be reinvested in additional Common Stock, Awards or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. The Committee may establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payment denominated in Common Stock or units of Common Stock.

      (d) Substitution of Awards. At the discretion of the Committee, a Participant may be offered an election to substitute an Award for another Award or Awards of the same or different type.

      9. Tax Withholding. ZAP.COM shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, or from payroll or other payments to the Participant, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to ZAP.COM of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

      10. Employment, Termination, Etc.

      (a) Nothing contained in the Plan or any Award Agreement shall confer upon any Participant any right with respect to the continuation of employment or engagement by ZAP.COM or any of its Subsidiaries or interfere in any way with the right of ZAP.COM or any of its Subsidiaries, subject to the terms of any separate agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of the Participant.

      (b) No person shall have any claim or right to receive an Award hereunder or require the Committee to make an Award at any time to any Participant. The Committee’s grant of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time or preclude the Committee from making subsequent grants to such Participant or any other person.

      (c) Upon the termination of employment or engagement of a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award. In the event of such a termination, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify the Award in any manner that is either (i) not adverse to such Participant or (ii) consented to by such Participant.

      11. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend, discontinue or terminate this Plan at any time for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law except that (a) no amendment or alteration that would impair the rights of any Participant under any Award previously granted to such Participant shall be made without such Participant’s consent and (b) no amendment or alteration shall be effective prior to approval by ZAP.COM’s stockholders if and to the extent the Board determines that such approval is appropriate for purposes of satisfying Section 162(m) or 422 of the Code or is otherwise required by law or applicable stock exchange requirements. Awards may be granted under the Plan prior to the receipt of such approval. The Board may also modify, suspend, terminate, discontinue or limit the power and authority of the Committee at any time. Except as required in Section 11(b) hereunder, unless the Board determines otherwise, no stockholder approval shall be required before any action taken by the Board pursuant to this Section 11 is effective. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Section 5 which discretion may be exercised without amendment to the Plan.

      12. Transfer and Assignment.

      (a) Awards and other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution or to a Beneficiary in the event of a Participant’s death. Awards shall not be pledged, mortgaged, hypothecated or otherwise encumbered, or otherwise subject to the claims of creditors, and, in the case of ISOs and SARs in tandem therewith, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights (other than ISOs or SARs in tandem therewith) may be transferred to one or more Beneficiaries during the lifetime of the Participant to the extent and on such terms as then may be permitted by the Committee.

      (b) Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor or administrator of the Participant’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind ZAP.COM unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with all of the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award.

      13. ZAP.COM’s Right to Engage in Certain Transactions. The existence of this Plan or outstanding Awards shall not affect in any manner the right or power of ZAP.COM or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of ZAP.COM or its business or any merger or consolidation of ZAP.COM, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of ZAP.COM, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

      14. Securities Laws.

      (a) Notwithstanding anything herein to the contrary, ZAP.COM shall not be obligated to cause to be issued or delivered any certificates evidencing Common Stock pursuant to the Plan unless and until ZAP.COM is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. ZAP.COM, however, shall be under no obligation to effect the registration pursuant to the Securities Act of any interests in the Plan or any Stock to be issued hereunder or to effect similar compliance under any state laws. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock, that the Participant to whom such shares will be issued make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

      (b) The transfer of any shares of Common Stock hereunder shall be effective only at such time as counsel to ZAP.COM shall have determined that the issuance and delivery of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded or quoted. The Committee may, in its sole discretion, defer the effectiveness of any transfer of Common Stock hereunder in order to allow the issuance of such Common Stock to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

      15. Unfunded Status of Awards, Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of ZAP.COM; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet ZAP.COM’s obligations under the Plan to deliver cash, Common Stock, other Awards or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

      16. Notification of Election Under Section 83(b) of the Code. If any Participant shall, in connection with the acquisition of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), such Participant shall notify ZAP.COM of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and a notification required pursuant to regulation issued under the authority of Section 83(b) of the Code.

      17. Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. Each Participant shall notify ZAP.COM of any disposition of Common Stock issued pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within ten (10) days of such disposition.

      18. Participant Rights. No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a stockholder with respect to any shares of Common Stock covered by any Award until the date of the issuance of a certificate or certificates to him or her for such shares of Common Stock.

      19. Beneficiary. A Participant may file with the Committee a written designation of a Beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated Beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s Beneficiary.

      20. Interpretation. The Plan is designed and intended to comply with Rule 16b-3 and, to the extent applicable, shall constitute “qualified performance based compensation” within the meaning of Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply. Accordingly, if any provision of the Plan or any Award Agreement does not comply or is inconsistent with the requirement of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any Awards upon attainment of the performance objectives.

      21. Severability. If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

      22. Expenses and Receipts. The expenses of the Plan shall be paid by ZAP.COM. Any proceeds received by ZAP.COM in connection with any Award will be used for general corporate purposes.

      23. Failure to Comply. In addition to the remedies of ZAP.COM elsewhere provided for herein, failure by a Participant (or Beneficiary) to comply with any of the terms and conditions of the Plan or the applicable Award Agreement, unless such failure is remedied by such Participant (or Beneficiary or other person) within ten (10) days after notice of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

      24. Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to ZAP.COM’s stockholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

      25. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

      26. Claims Procedure.

      (a) In the event the Company fails to make any payments under the Plan as agreed, to obtain payment under the Plan, the Participant must file a written claim with the Company on such forms as shall be furnished to him by the Company. If a claim for payment is denied by the Company, in whole or in part, the Company shall provide adequate notice in writing to the Participant within ninety (90) days after receipt of the claim unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice indicating the special circumstances and the date by which a final decision is expected to be rendered shall be furnished to the Participant. In no event shall the period of extension exceed one hundred eighty (180) days after receipt of the claim. The notice of denial of the claim shall set forth (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Agreement on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) a statement that any appeal of the denial must be made by giving to the Company, within sixty (60) days after receipt of the notice of the denial, written notice of such appeal, such notice to include a full description of the pertinent issues and basis of the claim. The Participant may review pertinent documents and submit issues and comments in writing to the Company. If the Participant fails to appeal such action to the Company in writing within the prescribed period of time, the Company’s adverse determination shall be final, binding and conclusive.

      (b) If the Participant appeals the denial of a claim for payment within the appropriate time, the Participant must submit the notice of appeal and all relevant materials to the Committee. The Committee may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties. The decision of the Committee shall be made within sixty (60) days after the receipt of the notice of appeal, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the Participant prior to the commencement of the extension. The decision of the Committee shall be in writing, shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the provisions of the Plan which the decision is based and shall be promptly furnished to the Participant.

      27. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code, the securities laws of the United States, or the Employee Retirement Income Security Act of 1974, shall be governed by and construed in accordance with the laws of the State of the State of Nevada.

      28. Effective Date of Plan. This Plan shall be effective on the date of the Initial Public Offering, provided the Plan has been approved by the stockholders of ZAP.COM prior to the Initial Public Offering. Unless earlier terminated by the Board, the right to grant Awards under the Plan will terminate on the tenth (10th) anniversary of the Effective Date. Awards outstanding at Plan termination will remain in effect according to their terms and the provisions of the Plan.